COMPX REPORTS FOURTH QUARTER 2022 RESULTS

DALLAS, TEXAS … March 1, 2023 … CompX International Inc. (NYSE American: CIX) announced today sales of $40.0 million for the fourth quarter of 2022 compared to $34.1 million in the same period of 2021. Operating income was $5.4 million in the fourth quarter of 2022 compared to $3.8 million in the same period of 2021. Net income was $4.8 million, or $.39 per basic and diluted common share, for the fourth quarter of 2022 compared to $3.2 million, or $.25 per basic and diluted common share, in the same period of 2021.

Net sales for the year ended December 31, 2022 were $166.6 million compared to $140.8 million in the previous year. Operating income was $25.4 million for year ended December 31, 2022 compared to $20.5 million for the same period in 2021. Net income for the year ended December 31, 2022, was $20.9 million or $1.69 per basic and diluted common share, compared to $16.6 million, or $1.34 per basic and diluted common share, for the same period in 2021.

Net sales increased in the fourth quarter and for the full year of 2022 compared to the same periods in 2021 primarily due to higher Marine Component sales, predominantly to the towboat market, and to a lesser extent higher Security Products sales across a variety of markets. Operating income increased for both comparative periods largely due to the strong performance of the Marine Component Segment, partially offset by increased production costs, particularly at Security Products as price increases and surcharges did not fully offset higher cost inventory sold in the latter half of the year.

CompX is a leading manufacturer of security products and recreational marine components. It operates from three locations in the U.S. and employs 609 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties.

The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future demand for our products,
•

Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new products and product features,
•	Future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform,
•	Government laws and regulations and possible changes therein including new environmental health and safety or other regulations,
•

General global economic and political conditions that introduce instability into our supply chain, impact our customers’ level of demand or our customers’ perception regarding demand or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19),

•

Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

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COMPX INTERNATIONAL INC.

SUMMARY OF CONSOLIDATED OPERATIONS

(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2022	2021	2022

	(Unaudited)
Net sales	$34.1	$40.0	$140.8	$166.6
Cost of sales	24.7	28.9	98.1	117.8
Gross margin	9.4	11.1	42.7	48.8
Selling, general and administrative expense	5.6	5.7	22.2	23.4
Operating income	3.8	5.4	20.5	25.4
Interest income	.3	.8	1.2	1.9
Income before taxes	4.1	6.2	21.7	27.3
Provision for income taxes	.9	1.4	5.1	6.4
Net income	$3.2	$4.8	$16.6	$20.9

Basic and diluted net income per common share	$.25	$.39	$1.34	$1.69
Weighted average diluted common shares outstanding	12.4	12.3	12.4	12.3